Exhibit 10.2

Text in this document marked with “[*]” has been redacted in accordance with SEC Regulation S-K, Item 601(b)(10)(iv), because it is not material and would be competitively harmful if publicly disclosed.

SUPPLEMENT AND AMENDMENT TO 2018 INVESTMENT AGREEMENT

This SUPPLEMENT AND AMENDMENT, dated as of May 6, 2024 (this “Amendment”), is by and between Air Transport Services Group, Inc., a Delaware corporation (the “Company”), and Amazon.com, Inc., a Delaware corporation (“Amazon”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such term in the 2018 Investment Agreement (as defined below).

RECITALS

WHEREAS, the Company and Amazon entered into the Investment Agreement, dated March 8, 2016 (as further amended, modified or supplemented, including pursuant to the Amendment to Investment Agreement, dated March 5, 2021, the “2016 Investment Agreement”);

WHEREAS, the Company and Amazon entered into the Investment Agreement, dated December 20, 2018 (as further amended, modified or supplemented, the “2018 Investment Agreement”);

WHEREAS, pursuant to the 2018 Investment Agreement, the Company issued to Amazon (i) as of December 20, 2018, a warrant (“Warrant-C”) to purchase 14,801,369 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) as of May 29, 2020, a Subsequent Warrant (“2020 Subsequent Warrant”) to purchase 7,014,804 shares of Common Stock (each as amended, modified or supplemented, and subject to adjustment in accordance with its terms);

WHEREAS, on the date hereof, Airborne Global Solutions, Inc., a subsidiary of the Company, and Amazon.com Services LLC, a direct or indirect subsidiary of Amazon, have executed that certain the Third Amended and Restated Air Transport Services Agreement (the “3rd A&R ATSA”);

WHEREAS, on the date hereof, the Company and Amazon have executed that certain Amendment to the 2016 Investment Agreement and Participation Notice and Acknowledgement attached hereto as Exhibit A;

WHEREAS, on the date hereof, the Company and Amazon have executed that certain Second Amended and Restated Stockholders Agreement (the “A&R Stockholders Agreement”) attached hereto as Exhibit B;

WHEREAS, on the date hereof, the Company and Amazon have executed that certain Amended and Restated Warrant-C (the “A&R Warrant-C”), attached hereto as Exhibit C and that certain Amended and Restated 2020 Subsequent Warrant (the “A&R 2020 Subsequent Warrant”), attached hereto as Exhibit D;

WHEREAS, the 2018 Investment Agreement may be amended with the written consent of the Company and Amazon; and

WHEREAS, each of the parties wishes to further supplement and amend certain provisions of the 2018 Investment Agreement as specifically set forth herein;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

1. In connection with the execution hereof and the 3rd A&R ATSA, the Company is issuing to Amazon a Subsequent Warrant for the purchase of 2,915,000 shares of Common Stock subject to the terms and conditions, including vesting conditions, set forth therein (the “2024 Subsequent Warrant”) attached hereto as Exhibit F.

2. Clause (viii) of Section 1.1 of the 2018 Investment Agreement shall be amended and restated in its entirety as follows:

““Subsequent Issuance Event” means, with respect to the period prior to the effective date of the 3rd A&R ATSA, the date on which Amazon or any of its Affiliates makes a binding commitment to the Company or any of its Affiliates to enter into one or more (x) Aircraft Lease Agreements for Additional Aircraft or (y) Lease Upgrades; provided, however, that on and after the effective date of the 3rd A&R ATSA and issuance of the 2024 Subsequent Warrant, a “Subsequent Issuance Event” means the earlier of the first anniversary of the effective date of the 3rd A&R ATSA or the date upon which one or more of the Carriers begins providing Services with respect to [*] (such earlier event being the “Amended Subsequent Issuance Event”). For purposes hereof, “3rd A&R ATSA” means that certain Third Amended and Restated Air Transport Services Agreement by and between the Company and Amazon, dated as of May 6, 2024; and “Carrier”, “Services” and “Incremental Aircraft” has the meaning ascribed to it in the 3rd A&R ATSA.”

3. The Company and Amazon agree that upon the Amended Subsequent Issuance Event, the Company shall issue Amazon a warrant to purchase 2,915,000 shares of Common Stock, subject to the terms and conditions, including vesting conditions, set forth in such warrant (the “Third Subsequent Warrant”), the form of which is attached hereto as Exhibit F (and not in the form prescribed in Section 1.3(b)(i) of the 2018 Investment Agreement). For the avoidance of doubt, the limitation of aggregate shares set forth in the proviso in the definition of Applicable Subsequent Closing Shares in the 2018 Investment Agreement shall not apply to the Third Subsequent Warrant.

4. Except as Previously Disclosed or as disclosed in the disclosure letter (the “Updated Company Disclosure Letter”) delivered by the Company to Amazon prior to the execution of this Amendment, and except as to actions to be taken or events occurring prior to the date hereof, including the Charter Amendment Approval and NASDAQ Approval, the Company represents and warrants as of the date of this Amendment to Amazon that the representations set forth in Section 2.2 of the 2018

Investment Agreement are true and correct in all respects as though made on the date hereof; provided that for purposes hereof:

“Previously Disclosed” means information set forth or incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 or its other reports, statements and forms (including exhibits and other information incorporated therein) filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 13(a), 14(a) or 15(d) of the Exchange Act, or under the Securities Act, in each case on or after December 31, 2023 (the “SEC Reports”) (in each case excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements), to the extent such SEC Reports are filed or furnished at least five (5) Business Days prior to the execution and delivery of this Amendment.

References in Section 2.2 of the 2018 Investment Agreement to “the Company Disclosure Letter” shall be deemed references to the Updated Company Disclosure Letter.

With respect to Section 2.2(b) (Capitalization), the Company hereby makes the following representations:

“(b) Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock of which, as of the close of business on May 3, 2024 (the “Measurement Date”), 65,723,557 shares were issued and outstanding (including, for the avoidance of doubt, shares of restricted stock issued pursuant to compensatory equity plans of the Company or a subsidiary of the Company in effect as of such date (the “Company Stock Plans”)), and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which, as of the Measurement Date, 75,000 shares have been designated as Series A Participation Preferred Shares, none of which are issued or outstanding, and no other shares are either designated or issued and outstanding. As of the Measurement Date, the Company did not hold any shares of Common Stock in its treasury. As of the close of business on the Measurement Date, no shares of Common Stock or Preferred Stock were reserved for issuance, except as set forth in the Updated Company Disclosure Letter. The outstanding shares of Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights, the Company’s certificate of incorporation or by-laws, or any applicable Laws. Except as set forth above or pursuant to the Transaction Documents, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, reserved for issuance, issued or outstanding, (B) options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest or voting securities of the Company, or (D) issued or outstanding performance awards, units, rights to receive any capital stock or other equity interest or voting securities of the Company on a deferred basis, or rights to purchase or receive any capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company. No subsidiary of the Company owns any shares of capital stock or other equity interest or voting securities of the Company. Except as otherwise provided in Section 2.2(b) of the Updated Company Disclosure Letter or in the Transaction Documents, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest or voting securities of the Company.”

With respect to Section 2.2(c) (The Warrants and Warrant Shares), the Company makes the following representations:

“(c) The Warrants and Warrant Shares. Each of the Warrants has been duly authorized by the Company and will, as of the date of the applicable Warrant Issuance, constitute a valid and legally binding obligation of the Company in accordance with its terms, except as the same may be limited by Bankruptcy Exceptions. The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants and, when so issued, will be validly issued, fully paid and non-assessable, and free and clear of any liens or encumbrances other than liens or encumbrances created by the Transaction Documents, arising as a matter of applicable Law or created by or at the direction of Amazon or any of its Affiliates.

With respect to Section 2.2(d)(i) and (ii), references to the Charter Amendment Approval and NASDAQ Approval are deemed removed from the representation.

Section 2.2(f) (No Material Adverse Effect) shall be amended to replace “December 31, 2017” with “December 31, 2024”.

A new Section 2.2(k) (Litigation and Liabilities) shall be added and shall read as follows:

“(k) Litigation and Liabilities. Since December 31, 2023, there have been, and there are, no civil, criminal, or administrative actions, suits, claims, hearings, arbitrations, investigations, or other proceedings pending, or to the knowledge of the Company, threatened against the Company or any of its subsidiaries that (a) relate to the Warrant or Warrant Shares, (b) challenge the validity or enforceability of the Company’s obligations under this Agreement or the

Transaction Documents to which the Company is or will be a party, or (c) would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of any material Order.”

5. The representations and warranties made pursuant to Section 4 of this Amendment shall survive for 12 months following the date of this Amendment; provided that (i) the representations in Sections 2.2(a), (b), (c), (d) and (j) of the 2018 Investment Agreement made pursuant to Section 4 of this Amendment shall survive until the first anniversary of the issuance date of Warrant Shares in connection with the exercise of all remaining Warrants, such that each Warrant has either lapsed and become null and void or been exercised in full in accordance with the terms of the Warrant. The parties agree that the limitations set forth in the prior sentence shall not apply in the case of gross negligence, fraud, intentional misrepresentation or intentional breach on the part of the party giving the relevant representation and warranty.

6. Section 3.1(e) of the 2018 Investment Agreement shall be amended by adding the following after the final sentence thereof:

“Upon either (i) the issuance of a non-appealable permanent Order that prohibits, prevents, or restricts consummation or implementation of the transactions contemplated hereby or by any of the other Transaction Documents, or (ii) a termination by Amazon under Section 5.1(a)(ii) hereof, this Agreement and the Warrants shall immediately and automatically be terminated; provided, however, that the parties hereto agree to cooperate with each other to execute and deliver any further instruments or documents and to take all such further action (1) to make Amazon economically the same as if the Warrants had not terminated, including, without limitation, providing for the benefit of Amazon’s vesting under the Warrants that occurred prior to such automatic termination, and (2) with respect to unvested Warrant Shares, to preserve for Amazon the effect of Vesting Events occurring after such automatic termination, assuming such Vesting Events occur.”

7. The 2018 Investment Agreement shall be amended by inserting a new Section 3.1(i) that shall read as follows:

“(i) The Company shall be liable for and promptly indemnify Amazon for all Losses incurred by Amazon or its Affiliates that arise out of or relate to any Transaction Litigation unless (i) such Transaction Litigation arises under the HSR Act or any of the Antitrust Laws, in which case each of the Company and Amazon shall bear its own Losses, or (ii) Amazon is finally determined in a non-appealable decision by a court of competent jurisdiction to have engaged in wrongdoing with respect to such Transaction Litigation, in which case each of the Company and Amazon shall bear its own Losses. Losses recoverable by Amazon pursuant to this Section 3.1(i) shall not include consequential, indirect, punitive, or special damages.”

8. Section 3.2 of the 2018 Investment Agreement shall be amended by adding the following after the final sentence thereof:

“Without limiting the foregoing, in recognition of the importance to the Company and Amazon of taking appropriate steps to maintain the confidentiality of agreements between the parties from the parties’ customers, competitors, and suppliers, in the event that the Company is requested by the Commission, the NASDAQ, or any other regulatory body or stock exchange (the Commission, the NASDAQ, and each such other regulatory body or stock exchange, a “Disclosure Agency”), or legally required to file or otherwise submit any agreement to which Amazon is a party other than this Agreement and the Warrant (each a “Disclosable Agreement”), or any excerpt from, summary of, or information relating to any Disclosable Agreement with or to a Disclosure Agency, the filing or submission of which involves or could result in public disclosure of such Disclosable Agreement or excerpt therefrom, summary thereof, or information relating thereto, the Company will (1) promptly notify Amazon of such request or requirement to file or otherwise submit the Disclosable Agreement or any excerpt therefrom, summary thereof, or information relating thereto and any applicable deadline for making such filing or submission, (2) use reasonable efforts to persuade the Disclosure Agency that the Company is not required to file or otherwise submit the Disclosable Agreement in connection with Applicable Laws, and, to the extent such efforts are not successful, (3) provide Amazon with a reasonable opportunity to request (i) that the Company redact any information in the Disclosable Agreement or excerpt therefrom, summary thereof, or information relating thereto (in addition to any redactions proposed by the Company) prior to filing or submitting such Disclosable Agreement, excerpt therefrom, summary thereof, or information relating thereto, and (ii) if requested or required by the Disclosure Agency, the submission of one or more confidential treatment requests in support of such redactions with such arguments as requested by Amazon, including in response to any comments or requests for information issued by the applicable Disclosure Agency, to which, in each case, the Company shall agree absent a reasonable basis for objection (and shall provide Amazon prompt notice of any such objection and the basis therefor and a reasonable opportunity to consider and discuss such objection with the Company), (4) provide Amazon (i) with copies of any comments and all other communications received from the applicable Disclosure Agency with respect to the Disclosable Agreement or confidential treatment thereof (including a reasonable summary of any oral communications or other comments received other than in writing) as promptly as reasonably practicable and (ii) with the Company’s proposed response to such comments at least three Business Days before such response is submitted to the applicable Disclosure Agency, and (5) provide Amazon with a reasonable opportunity to propose revisions within such time period to such proposed response as requested by Amazon and which revisions the Company shall consider in good faith and, as applicable, use its reasonable efforts in responding to any such comments in order to pursue assurance that confidential treatment will be granted. The Company will not file any Disclosable Agreement, any excerpt therefrom, summary or portion thereof, or information relating thereto with any Governmental Entity or regulatory body, including any Disclosure Agency, or disclose any other confidential and/or commercially sensitive information in any manner, except to the extent (i) permitted above, or (ii) the Company determines in good faith based on the written advice of outside counsel that making such filing or submission without adhering to the requirements set forth above is necessary or reasonably advisable to comply with Applicable Law. Notwithstanding anything in Section 5.1 of this Agreement to the contrary, the provisions of this Section 3.2 will survive for so long as any Commercial Arrangements remain in effect.”

9. The 2018 Investment Agreement shall be amended by inserting a new Section 3.6 that shall read as follows:

“3.6 MNPI. The Company shall not, and shall cause its subsidiaries not to, provide material nonpublic information relating to the Company or its Affiliates to Amazon, its Affiliates or their Representatives, except for (i) communications directly related to the performance of the commercial relationship between the Company and its Affiliates, on one hand, and Amazon or its Affiliates, on the other hand or (ii) communications contemplated by the Transaction Documents. For purposes of this Section 3.6 and for the avoidance of doubt, “Transaction Documents” shall include this Agreement, the 3rd A&R ATSA, the 2016 Investment Agreement, the A&R Stockholders Agreement and the Warrants, including those Warrants issued pursuant to the Supplement and Amendment to 2018 Investment Agreement, dated as of May 6, 2024, by and between the Company and Amazon, as each such document may be amended, modified or supplemented.”

10. The 2018 Investment Agreement shall be amended by inserting a new Section 3.7 that shall read as follows:

“3.7. Sell Down Notice.

(a) Upon approval by the Company or its Board of Directors of (i) any plan or program to repurchase shares that is publicly disclosed, or upon the recommencement of any prior approved plan or program that the Company publicly disclosed was stopped, paused or otherwise restricted (a “Program”) or (ii) a Qualifying Private Share Repurchase (as defined below), then, with respect to clause (i), no later than three (3) Business Days following the Company’s public disclosure thereof, or, with respect to clause (ii), promptly (and, in any event, within three (3) Business Days) following such approval, the Company shall deliver written notice to Amazon (a “Sell Down Notice”) which shall include (A), with respect to a Program, the maximum authorized amount (in dollars) that the Company may use to repurchase shares of Common Stock pursuant to such Program or, with respect to a Qualifying Private Share Repurchase, the number of shares to be purchased by the Company and (B) the number of shares of Common Stock outstanding. Following receipt of a Sell Down Notice, Amazon may in its discretion, by delivering written notice (a “Participation Notice”) to the Company no later than five (5) Business Days following receipt of a Sell Down Notice, elect to sell to the Company, and the

Company shall purchase from Amazon or its designated Attribution Parties, the number of shares of Common Stock specified by Amazon in such notice; provided that the number of shares specified shall not exceed the applicable Maximum Participation Amount (as defined below). The Participation Notice shall include (i) the aggregate purchase price for the number of shares of Common Stock specified therein, (ii) the price per share thereof, which price shall be equal to the VWAP for the Common Stock for the 30 Trading Days immediately preceding the delivery of the Sell Down Notice (or, with respect to a Program, the VWAP for the Common Stock for the 30 Trading Days immediately preceding as of the latter of the closing of the trading day (A) on which the Program is publicly disclosed by the Company or (B) immediately preceding the delivery of the Sell Down Notice), and (iii) Amazon’s account instruction’s for wire transfers. Subject to its receipt of such shares, the Company shall complete the purchase of shares of Common Stock from Amazon, by wire transfer of immediate available funds to the account specified by Amazon, within five (5) Business Days of receipt of a Participation Notice. The Company shall not purchase any shares of Common Stock in connection with a Program or a Qualifying Private Share Repurchase prior to the sixth (6th) Business Day following delivery of a Sell Down Notice in respect thereof to Amazon, provided that, if Amazon timely delivers to the Company a Participation Notice in accordance with this Section 3.7(a), then the Company shall not purchase any shares pursuant to such Program or Qualifying Private Share Repurchase prior to purchasing from Amazon the shares specified in the Participation Notice.

(b) For purposes of this Section 3.7, the following terms shall have the meanings indicated.

i. “Maximum Participation Amount” means, with respect to the applicable Sell Down Notice and Participation Notice, a number of shares of Common Stock equal to the number of shares of Common Stock owned by Amazon as of the date of such Sell Down Notice less the number of shares equal to the product of (i) 19.5% and (ii) the difference between the number of shares of Common Stock outstanding as of the date of the Sell Down Notice and the Estimated Maximum Repurchase Amount.

ii. “Estimated Maximum Repurchase Amount” means (A) with respect to a Sell Down Notice delivered in connection with a Program, a number of shares of Common Stock equal to (1) the maximum authorized amount (in dollars) that the Company may repurchase pursuant to a repurchase plan or program, as specified in the applicable Sell Down Notice divided by (2) the lowest market price of the Company’s Common Stock during the 26-week period immediately prior to the date of the Sell Down Notice and (B) with respect to a Sell Down Notice delivered in connection with a Qualifying Private Share Repurchase, the number of shares specified in the Sell Down Notice.

iii. “Qualifying Private Share Repurchase” means a purchase by the Company of Common Stock, other than pursuant to a Program or of shares of Common Stock from its current or former directors or employees surrendered to cover tax liabilities under stockholder approved benefit plans, in a private sale or series of private sale transactions such that upon completion of such purchase of shares, Amazon, together with its Attribution Parties, would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as waived, modified or amended); provided that such Beneficial Ownership Limitation is to be calculated by substituting the number of shares of Common Stock that would be outstanding immediately following such purchase by the Company, subject to any waiver, modification or amendment of such Beneficial Ownership Limitation. The Company shall be permitted to make such determination on the basis of its stock ownership records which shall include the shares issued in connection with the exercise of the Warrants unless the Company is notified or otherwise has knowledge of a transfer of such shares.

(c) The provisions of this Section 3.7 shall be in addition to, and not in lieu of, any other rights of Amazon.

(d) Capitalized terms used in this Section 3.7 and not otherwise defined, shall have the meaning ascribed to such term in the Warrants, as amended.

(e) This Section 3.7 shall terminate upon the earlier of (i) Amazon filing a Schedule 13D with respect to the Common Stock; and (ii) any purchase by Amazon of Common Stock other than (A) through the exercise of the Warrants or (B) with the consent of the Company with respect to this Section 3.7(e), except that nothing herein shall relieve any party from liability for any breach of this Section 3.7 prior to such termination.”

11. The final sentence of Section 4.2 of the 2018 Investment Agreement shall be amended and restated in its entirety as follows:

“Following Amazon presenting the Company at Amazon’s own cost with an opinion of counsel from a nationally recognized law firm reasonably satisfactory, in form and substance, to the Company, that the Warrant Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall, at Amazon’s option, either (i) promptly issue a book entry representing such Warrant Shares that shall not contain such portion of the above legend that is no longer applicable, or (ii) at the Company’s sole expense, including that of its transfer agent and for same day processing, if applicable, shall promptly instruct its transfer agent to use The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program to credit such aggregate number of Warrant Shares to which the holder of the Warrant Shares is entitled in accordance with such exercise to such holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian (“DWAC”) system; provided that the holder of such Warrant Shares surrenders to the Company the previously issued book entries or certificates or other instruments. Notwithstanding the foregoing, once any Warrant Shares are registered under the

Securities Act, and in the absence of any applicable prospectus delivery requirements, the Company shall promptly cooperate with Amazon, at the Company’s sole expense, including that of its transfer agent and for same day processing, if applicable, to have such Warrant Shares deposited via DWAC with such holder’s or its designee’s balance account with DTC.”

12. The 2018 Investment Agreement shall be amended by inserting a new Section 5.13 that shall read as follows:

“5.13 Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.”

13. The 2018 Investment Agreement shall be amended by inserting a new Section 5.14 that shall read as follows:

“5.14 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement: (i) the maximum amount of Losses which may be recovered from Amazon and its Affiliates arising out of or relating to this Agreement, the A&R Stockholders Agreement or the Warrants shall be limited to an amount equal to the Aggregate Exercise Price and (ii) any Losses which may be recovered from Amazon and its Affiliates arising out of or relating to this Agreement, the A&R Stockholders Agreement or the Warrants shall not include consequential, indirect, punitive, or special damages. “Aggregate Exercise Price” means the Exercise Price (as such term is defined in the Warrants) multiplied by the aggregate of all Warrant Shares, which may, at the date of this Agreement, be issued to Amazon and/or any of its Affiliates upon exercise of the Warrants.”

14. Upon the execution and delivery hereof, the 2018 Investment Agreement, shall be deemed to be amended as set forth above as fully and with the same effect as if the amendments made hereby were originally set forth therein, and this Amendment and the 2018 Investment Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action previously taken thereunder or retroactively impose any obligation or grant any right to any party.

15. This Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile or transmitted electronically by “pdf” file and such facsimiles or pdf files shall be deemed as sufficient as if actual signature pages had been delivered.

16. Except as specifically provided for in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the 2018

Investment Agreement, all of which shall continue to be in full force and effect.

17. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ W. Joseph Payne
Name: W. Joseph Payne
Title: Chief Legal Officer & Sec.

AMAZON.COM, INC.

By:	/s/ Torben Severson
Name: Torben Severson
Title: Authorized Signatory

[Signature Page to Supplement and Amendment to 2018 Investment Agreement]

Exhibit A

[Amendment to 2016 Investment Agreement and Participation Notice and Acknowledgement]

The registrant has separately filed this document with the SEC and it has been excluded here in accordance with SEC Regulation S-K, Item 601(a)(5).

Exhibit B

[Second Amended and Restated Stockholders Agreement]

The registrant has separately filed this document with the SEC and it has been excluded here in accordance with SEC Regulation S-K, Item 601(a)(5).

Exhibit C

[Amended and Restated Warrant-C]

The registrant has separately filed this document with the SEC and it has been excluded here in accordance with SEC Regulation S-K, Item 601(a)(5).

Exhibit D

[Amended and Restated Subsequent Warrant]

The registrant has separately filed this document with the SEC and it has been excluded here in accordance with SEC Regulation S-K, Item 601(a)(5).

Exhibit E

[2024 Subsequent Warrant]

The registrant has separately filed this document with the SEC and it has been excluded here in accordance with SEC Regulation S-K, Item 601(a)(5).

Exhibit F

[Third Subsequent Warrant]

The registrant has separately filed this document with the SEC and it has been excluded here in accordance with SEC Regulation S-K, Item 601(a)(5).